Exhibit 10.4

Fotech / Eco-Stim

April 30, 2014

EXCLUSIVE SALES AGREEMENT

This Exclusive Sales Agreement dated as of April 30, 2014 (this “Agreement”) between Fotech Oil & Gas Solutions Limited, an English company, (the “Seller”) and Eco-Stim Energy Solutions, Inc. a Nevada corporation, (the “Purchaser”) relates to the granting of exclusivity to the territory of the Argentine Republic and the United Mexican States (collectively the “Territory”) related to the possible purchase by the Purchaser and usage of certain products sold by the Seller including the latest version of the “Helios” data acquisition system and any further developments of and replacements for that system developed during the Term of this Agreement (hereinafter referred to as the “Units”), which are used to perform down-hole monitoring of oil and gas wells using fiber-optics (hereinafter referred to as the “Services”). In this Agreement the Seller and the Purchaser may be referred to collectively as the “Parties” or individually as a “Party”.

In consideration of the respective covenants of Seller and Purchaser as contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

1. DUTIES AND UNDERTAKINGS OF PURCHASER.

The Purchaser shall:

a. Provide all shipping and logistic services in support of delivery of Units and/or spare and repair parts in regards to the Units from the Seller, including the costs associated with shipment, duties and taxes.

b. Purchase all Seller-manufactured spare and repair parts in regards to Units from Seller.

c. Support the Seller with the delivery of Services with respect to the Units in a professional and diligent manner.

d. Comply with all applicable laws and regulations in performing its responsibilities hereunder (including, but not limited to, the U.S. Foreign Corrupt Practices Act and any applicable national or local laws in the Territory) in any of its dealings with the Units.

e. Make no representations to its customers or any other third party with respect to Unit specifications or features, except as may be approved in writing or published by Seller.

2. DUTIES AND UNDERTAKINGS OF SELLER.

The Seller shall:

a. Provide Purchaser with all available information useful for basic in-field servicing for the Units. Equipment maintenance and servicing will be provided at the Seller’s UK HQ with shipment costs being borne by the Purchaser.

b. Conduct basic system awareness and operator training in North America and the Territory to Purchaser’s technical team. Reasonable travel expenses and Senior Engineer day rates, as included in Schedule 3, for Seller’s trainers delivering the training and travelling to and from the Territory at Purchaser’s request shall be reimbursed by the Purchaser.

c. Provide assistance to the Purchaser in connection with the provision of services in connection with the Units at standard rates defined in Schedule 3.

d. Provide on-site field engineering Services in the Territory at standard rates defined in Schedule 3.

e. Provide remote data analysis and interpretation support from the Seller’s UK HQ at standard rates defined in Schedule 3.

1

Exhibit 10.4

Fotech / Eco-Stim

April 30, 2014

f. Grant (which grant is evidenced hereby) an exclusive license to the Purchaser allowing the Purchaser the exclusive right to provide in-well monitoring services utilizing the Seller’s technology (the “Business”) in the Territory for the term of this Agreement. This license shall continue so long as this Agreement remains in effect. Notwithstanding the foregoing, owners of equipment similar to the Units purchased from Seller prior to the date of this Agreement shall be permitted to continue operating that equipment wherever they so choose. A complete list of such operators is attached to this Agreement as Schedule 1. Work with BP plc and its Affiliates in the Territory is expressly excluded from this agreement.

g. For the avoidance of doubt, this exclusive license shall in no way inhibit Seller from conducting its normal business in the Territory related to pipeline or “above ground” monitoring. However, the Seller agrees that it will not engage in any efforts to reprogram or otherwise reconfigure any Units that were sold into the Territory for pipeline or “above ground” monitoring in a manner that results in those systems being then used for “sub-surface” in-well monitoring purposes.

h. The Seller shall pass on support requests from existing operators of DAS equipment in the Territory to the Purchaser and shall not provide support for “sub surface” in-well monitoring applications without express agreement from the Purchaser.

3. TERRITORY.

The Territory may be expanded from time to time, subject to further minimum guaranteed royalty payments and if so agreed in writing by the Parties, and added as an amendment to this Agreement between both Parties. Unless prohibited by a confidentiality arrangement, whenever from time to time during the Term the Seller receives any written or oral request or proposal from a non-Party to enter into an exclusive dealing agreement in any area outside the Territory, Seller shall notify Purchaser thereof, describing the terms and conditions of the request or proposal in reasonable detail (including, at a minimum the area proposed, the duration, and the minimum-purchase requirement, if any). Furthermore, if Seller is willing to accept the request or proposal, Seller shall give Purchaser the prior right and option to enter into an amendment of this Agreement expanding the Territory to include such proposed area, provided that the terms and conditions of such amendment are at least as favorable to Seller as those described in its notice to Purchaser.

4. AGREEMENT DURATION.

This Agreement shall be for an initial period of twelve (12) months commencing on the date hereof, provided that Purchaser pays Seller a non-refundable fee of $500,000 (Five Hundred Thousand US Dollars) on or before May 1, 2014 or within 3 days during which banks are open for business in both London and New York (“Business Days”) following the execution of this agreement (whichever occurs later), in consideration of the Seller’s exclusivity undertakings above. This period during which Agreement is in effect (the “Term”) shall be automatically renewed upon the first anniversary of its commencement date for one (1) additional twelve (12) month period, provided that the Purchaser pays Seller a further $750,000 exclusivity fee within 15 calendar days from the applicable anniversary date plus another $250,000 at the end of the second year if Purchaser generates sales in that second year of at least $5 million from the operation of the Units. Further, if sales during the second year exceed $5 million, Purchase shall pay Seller an additional 10% royalty on that portion of those sales that exceed $5 million in that second year. Lastly, the Purchaser may extend the agreement for an additional (12) month period at the end of the second year so long as both parties agree by paying a further $500,000 exclusivity fee. Exclusivity fees are paid on a non-refundable basis. This Agreement may be terminated earlier in the circumstances described in Section 12 below.

5. PRICES, PAYMENT TERMS AND OTHER TERMS AND CONDITIONS OF SALE.

a. In the event Purchaser agrees to buy, Purchaser shall purchase the Units from the Seller at the prices of $250,000 per Unit (the “Purchase Price”). From and after the end of the first renewal period described in Section 4 above Seller may increase the Purchase Price by up to five percent (5%) yearly.

b. The Purchase Price for the Units purchased by the Purchaser from the Seller shall be paid within thirty (30) days from the date Purchaser receives the invoice or shipment of Units by the Purchaser, whichever occurs later. Purchaser agrees to pay in U.S. Dollars (“$”). The purchase order for the initial order of two Units and associated equipment and spares is attached hereto as Schedule 2.

c. Purchaser’s payment to Seller of the fee(s) specified in Section 4 is in consideration of the Seller’s exclusivity covenants contained in Sections 2 and 11.

2

Exhibit 10.4

Fotech / Eco-Stim

April 30, 2014

d. Purchaser’s purchase orders shall set forth a proposed delivery date which shall call for delivery to be made within a reasonable time, but not later than fourteen (14) weeks following receipt and acceptance of the purchase order. If Seller is unable to comply with Purchaser’s requested delivery date, Seller shall immediately inform Purchaser, and Seller and Purchaser shall use reasonable efforts to agree upon an alternative estimated delivery date. Seller agrees that, in general, the agreed upon estimated delivery date shall be no later than twelve (12) weeks after the requested delivery date, provided the purchase order does not exceed by 25% the quantity indicated in the most recent applicable forecast provided. Notwithstanding the foregoing, shipping or delivery dates set forth in any purchase order acknowledgement or other document shall be deemed to be estimates only, and SELLER IN NO EVENT SHALL BE LIABLE TO PURCHASER FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR OTHERWISE, BECAUSE OF ANY DELAYS IN SHIPMENT OR DELIVERY, REGARDLESS OF THE CAUSE THEREFOR. All shipments made by Seller hereunder shall be F.C.A., Seller’s loading dock. All risk of loss of or damage to the Units in transit shall be borne by Purchaser, commencing with the placement of the Units in the custody of a carrier or shipping agent at Seller’s loading dock.

e. Purchaser shall pay all invoices when due. The payment terms hereunder shall be net thirty (30) days from the date of invoice or the date of shipment of the Unit, whichever occurs later. Receipt of any check, draft or other commercial paper shall not constitute payment unless and until such instrument has been honored by the appropriate financial institution(s). Purchaser shall not make deductions of any kind from any payments due Seller, unless a credit memorandum has been issued by Seller to Purchaser. No payment by Purchaser to Seller of any lesser amount than that due to Seller shall be deemed to be other than a payment on account, and no endorsement or statement on any check or in any letter or other document accompanying any payment shall create an accord and satisfaction. Seller may accept any payment without prejudice to Seller’s right to recover any remaining balance or to pursue any other remedy provided in this Agreement or under applicable law.

6. CONFIDENTIALITY

All non-public information disclosed by Seller to Purchaser in connection with this Agreement (collectively, “Confidential Information,” which term specifically includes, but is not limited to, information related to the Units, inventions, improvements, software, product roadmaps, product design information, Seller financial information or sales data, and this Agreement) shall be treated by Purchaser as Seller’s proprietary and confidential information and shall not be utilized by Purchaser for any purposes other than those consistent with the purposes of this Agreement, nor disclosed by Purchaser to any other person, firm or entity (other than Purchaser’s employees or agents with a need to know such information and who are bound by a confidentiality agreement containing terms no less restrictive than the terms in this Section 6), during the Term of this Agreement or within 12 months thereafter, without the prior written consent of Seller in each instance. Purchaser shall be responsible for any breach of this Section 6 by such employees or agents. The restrictions in this Section 6 shall not be applicable to information which, is possessed by Purchase or in the public domain at the time of its disclosure to Purchaser hereunder or which thereafter enters the public domain through no fault of Purchaser or its employees or agents. On any termination or expiration of this Agreement, or at any time upon request of Seller, Purchaser shall return to Seller all copies of Confidential Information, regardless of who produced such copies.

Purchaser acknowledges that any breach of its obligations under this Agreement with respect to the proprietary rights or Confidential Information of Seller or a violation of Purchaser’s obligations under this Agreement will cause Seller irreparable injury for which remedies at law are inadequate, and therefore Seller will be entitled to equitable relief, without the necessity of posting bond or showing any monetary damages, in addition to all other remedies provided by this Agreement or available at law.

7. OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS.

7.1 Purchaser acknowledges the exclusive ownership by Seller of all trademarks, trade names, trade dress, designs, slogans, logos and copyrighted materials utilized worldwide in connection with the Units, regardless of whether such items have been registered (collectively, the “Seller Trademarks”). Purchaser hereby is granted a limited, non-exclusive, non-transferable privilege of using Seller Trademarks only in connection with Purchaser’s (i) sales and promotion of the Units and (ii) performance of Services. All use of Seller Trademarks shall be in strict conformance with Seller’s trademark usage guidelines in effect from time to time, which may include the right to prohibit certain types, manner or content of advertising or promotions. In any instance in which Purchaser utilizes any Seller Trademarks in advertising or other promotional materials, such materials shall indicate that Seller Trademarks are owned by Seller. Seller shall have the continuing right upon request to review all uses of any of Seller Trademarks as well as the right to inspect (upon reasonable notice) any materials, properties, products or documentation (whether in written or electronic form) connected in any way with Purchaser’s use of Seller Trademarks.

3

Exhibit 10.4

Fotech / Eco-Stim

April 30, 2014

7.2 Purchaser shall acquire no rights in any Seller Trademarks or any other Seller Intellectual Property, with the exception of the limited use granted in Section 7.1 above. However, if any such rights arise by operation of law, Purchaser shall promptly assign same to Seller, at no charge.

7.3 Purchaser agrees that it shall not do, or cause to be done, any acts which create in Purchaser’s favor any right, title or interest in or to any Seller Trademark or any other Seller Intellectual Property, or otherwise contest or in any way dilute, tarnish, impair or tend to impair the value of Seller’s Trademarks or any other Seller Intellectual Property, or any portion of Seller’s right, title and interest in or to Seller Trademarks, or any other Seller Intellectual Property.

7.4 Purchaser agrees that at no time during the Term of this Agreement nor at any time after its expiration or termination shall it adopt, register or use in any manner whatsoever, without Seller’s prior written consent, any word, symbol or combination thereof, or any domain name, which in any way imitates, resembles, or is similar to any Seller Trademark.

7.5 Purchaser agrees to use reasonable efforts to protect Seller’s proprietary rights, and to cooperate in Seller’s efforts to protect its proprietary rights, in and to Seller Trademarks or any other Seller Intellectual Property. If Purchaser becomes aware of any infringement or potential infringement of any Seller Trademarks or any other Seller Intellectual Property in the Territory, Purchaser shall notify Seller promptly thereof. Seller, at its option, may elect to prosecute said infringement, but the failure of Seller to do so shall not affect the validity or terms of this Agreement. As reasonably requested by Seller, Purchaser shall cooperate fully with Seller in connection with the prosecution of such infringements at its sole cost and expense.

7.6 Upon any termination or expiration of this Agreement, Purchaser shall discontinue all use of Seller Trademarks, except in connection with Purchaser’s sales of any remaining Unit inventory or performance of Services using Units owned by Purchaser, and shall make no claim to any Seller Trademarks or against the use thereof by Seller or others.

8. WARRANTIES.

8.1 Limited Warranty on Units. Seller Units are warranted to Purchaser only against defects in material and workmanship for a period of three hundred sixty-five (365) days from the date of delivery to Purchaser. This warranty shall be void if a Unit is altered or used in conjunction with other equipment which was not designed to interface with that Unit or if the Unit has been damaged or subjected to improper or abnormal use or if any parts or media are improperly installed or replaced.

8.2 No Other Warranties. EXCEPT AS EXPRESSLY SET FORTH ABOVE IN ARTICLE 8.1, ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT, ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED. Without limiting the generality of the foregoing, no oral or written statements, technical information or recommendations relating to the Units provided by Seller or its personnel shall constitute a guarantee or warranty and should not be relied upon as such.

8.3 Procedures for Remedying Defective Units. In the event that a Unit sold is found to be defective within the warranty period, Purchaser shall give notice and satisfactory proof of such defect within a reasonable period of time after discovery of the defect. Purchaser’s sole remedy in the event of a breach of the limited warranty set forth in Section 8.1, and Seller’s sole obligation therefore, shall be to repair or replace the defective Unit. Units returned must be packaged in the original or comparable packing or shipping container. In the event the Unit is not so packaged, or if shipping damage is evident, it will not be accepted for service under warranty. Replacement or repaired Units shall be shipped to Purchaser at Seller’s expense. Additional costs for expedited shipment will be the responsibility of Purchaser. If Seller determines that the Unit returned for warranty service is not defective or within warranty, Purchaser will pay all handling and transportation costs.

4

Exhibit 10.4

Fotech / Eco-Stim

April 30, 2014

8.4 No Warranty to Customers. If Purchaser elects to offer a warranty to its customers with respect to the Units, or if any warranty obligations are imposed by applicable laws or regulations in the Territory or any other jurisdiction, said warranty shall be in Purchaser’s name only, Purchaser shall be responsible for satisfying all such additional obligations and Purchaser shall not represent to any of its customers (either expressly or by implication) that Seller has any responsibility under such warranty.

9. OTHER SERVICES.

The Seller will provide technical assistance from the UK, US or Canada. The Seller shall provide all Units ordered by Purchaser within a mutually agreed upon delivery date. If Purchaser requests technical assistance in the Territory, Purchaser agrees to pay the travel costs of Seller’s trainer(s) and a daily rate as per Schedule 3.

Seller shall at Purchaser’s request provide references to prospective customers outside the U.S. and Canada.

Purchaser shall introduce Seller to potential customers outside the Territory to the extent Purchaser encounters them from time to time. Seller shall use reasonable efforts to promote Seller’s Technology in Purchaser’s targeted markets outside the Territory.

10. SEVERABILITY.

In the event that one or more provisions of this Agreement are deemed invalid, the validity of the remaining provisions of the Agreement shall not be affected thereby.

11. FURTHER EXCLUSIVITY.

Seller hereby agrees that it shall not market or sell to any Person (other than BP plc and its Affiliates and the Persons listed on Schedule 1 and their respective Affiliates) engaged in the Business in the Territory (or to any Affiliate of such a Person) the Units or any other products that are competitive with or similar in functionality to the Units (unless such Person is a Global company and the marketing and sales effort relates to areas outside of the Territory) and any violation of this covenant by the Seller shall be a material breach of this Agreement. If Seller engages in a marketing or sales effort with a Global company, Seller must expressly communicate that Purchaser maintains an exclusive license in the Territory.

12. TERMINATION.

12.1 Termination by Seller. Seller may terminate this Agreement at any time in the event that:

a. Purchaser defaults in any payment due to Seller and such default continues un-remedied for a period of fifteen (15) days following written notice of such default;

b. Purchaser fails to perform any other obligation, warranty, duty or responsibility or is in default with respect to any term or condition undertaken by Purchaser under this Agreement, and, if curable, such failure or default continues un-remediated for a period of thirty (30) days following written notice of such failure or default.

c. A receiver is appointed for the Purchaser or its property, Purchaser makes an assignment for the benefit of its creditors, any proceedings are commenced by, for or against the Purchaser under any bankruptcy, insolvency, composition or debtor’s relief law, or the Purchaser is liquidated or dissolved; or

d. Seller undergoes a Change in Control. For the purposes of this Agreement, a Party shall be deemed to have undergone a “Change in Control” if: 50% or more of the outstanding voting securities of that Party are sold or otherwise transferred to any “Person” other than one which was an “Affiliate” (each as defined in Section 13 below) of that Party during each of the 180 days preceding that transfer; that Party is merged or consolidated with or into another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation are not owned in the aggregate by the Persons who were shareholders of that Party immediately prior to such merger or consolidation; that Party sells substantially all of its assets to another Person (other than a corporation which is its wholly owned subsidiary); or the individuals who constitute that Party’s Board of Directors or managers or (if that Party’s management is not vested in one or more managers) members on the date set out at the beginning of this Agreement (its “Incumbent Management”) cease for any reason to constitute at least a majority thereof, provided that any individual becoming a director, manager, or (if applicable) member after that date whose election, or nomination for election, by the holders of that Party’s equity securities, was approved by a vote of at least three-quarters of the directors, managers or (if applicable) members comprising the Incumbent Management shall be deemed to be a member of the Incumbent Management for the purposes of this clause.

5

Exhibit 10.4

Fotech / Eco-Stim

April 30, 2014

12.2 Termination by the Purchaser. The Purchaser may terminate this Agreement in the event that:

a. Seller fails to perform any material obligation, warranty, duty or responsibility or is in default with respect to any material term or condition undertaken by the Seller under this Agreement and such failure or default continues unresolved for a period of thirty (30) days following written notice of such failure or default; or

b. Purchaser undergoes a Change in Control.

12.3 Orders After Termination Notice. Upon any expiration or termination of this Agreement, any orders outstanding and unshipped as of the expiration or termination date shall be filled by Seller in accordance with this Agreement. After any notice of termination of this Agreement is given, Seller will be entitled (during any period allowed for cure) to reject all or part of any orders received from Purchaser after notice but prior to the effective date of termination. Notwithstanding any credit terms made available to Purchaser prior to that time, any order that Seller elects to fill after notice of termination is given shall be paid for by certified or cashier’s check prior to shipment.

12.4 Surviving Obligations. Notwithstanding anything to the contrary herein, the termination of this Agreement shall not affect Purchaser’s obligations to satisfy any outstanding indebtedness to Seller, and shall not relieve Purchaser of any of its other obligations hereunder with respect to the Units remaining in Purchaser’s inventory, including without limitation, the restrictions of Section 2.12 above. Further, Sections 6, 7, 13 and 14 of this Agreement shall survive termination for any reason.

Subject to any specific provisions in this Agreement excusing either Party’s performance or limiting its liability, each Party shall be excused from any failure or delay in performance (with the exception of any failure or delay by Purchaser in making payments to Seller) resulting directly or indirectly from inability to obtain raw materials, transit failure or delay, labor problems or disputes, governmental orders or restrictions, fire, flood, or other acts of nature, accident, war, civil disturbances, or any other cause(s) beyond such Party’s reasonable control.

12.5 Change in Control of Seller; Notice. If Seller proposes to enter into discussions or negotiations with any Person (a “Prospective Transferee”) concerning any transaction that would constitute a Change in Control of Seller (a “Transfer”), Seller shall, not fewer than five (5) Business Days before entering into any “no shop” or other legally-binding agreement to negotiate exclusively with the Prospective Transferee, give a written notice to the Purchaser stating that it is conducting such discussions or negotiations. Seller need not identify the Prospective Transferee. Seller shall not in any way be obligated to enter into any type of exclusivity period or stand-still agreement with Purchaser as a result of this notification.

13. ASSIGNMENT, GOVERNING LAW AND DISPUTE RESOLUTION

13.1 Assignment; “Affiliate”. Neither Party may assign this Agreement without the prior written consent of the other, except to an Affiliate. Throughout this Agreement, “Affiliate” means any Person that, directly or indirectly, controls, or is Controlled by or under common control with, another person; “Person” means an individual or a partnership, joint venture, corporation, trust, other legal entity, or unincorporated organization; and “Control” (including the terms “Controlled by” and “under common control with”), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, (i) a Person shall conclusively be presumed to Control any partnership, joint venture, corporation, trust, other legal entity if he or it directly or indirectly owns 50% or more of the entity’s outstanding equity shares or interests or 50% or more of the outstanding securities entitled to vote in elections of the entity’s directors or managers, either directly or indirectly through one or more Controlled entities, and (ii) control of the general partner of a limited partnership shall constitute Control of such limited partnership as well.

6

Exhibit 10.4

Fotech / Eco-Stim

April 30, 2014

13.2 Governing Law. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Texas without regard to the conflicts of law principles thereof. The United Nations Convention on Contracts for the International Sale of Goods is hereby expressly excluded.

13.3 Arbitration. The Parties agree that all controversies and disputes of any kind or nature relating in any way to this Agreement, the Units or the Services as defined in this Agreement, or the Parties’ dealings in connection herewith, including, without limitation, disputes relating to the negotiations, inducements to enter into, or the execution of this Agreement, and/or the interpretation, enforceability, performance, breach, termination or validity of any provision of this Agreement, shall be submitted to final and binding arbitration before Judicial Arbitration and Mediation Services (“JAMS”). The Parties further agree that any disagreement as to whether a particular type of dispute is subject to arbitration shall, regardless of the nature of the dispute, be decided exclusively by an arbitrator, and not by a court, it being the Parties’ intention that no dispute or controversy relating in any manner whatsoever to this Agreement, the Units or Services as defined in this Agreement, or their dealings hereunder shall be submitted to litigation in state or federal court. Each Party agrees that the award of the arbitrator shall be final and non-appealable and shall be the sole and exclusive remedy between or among them regarding any and all claims, counterclaims, issues and accountings presented to the arbitrator, irrespective of the magnitude thereof. All arbitration proceedings shall be conducted pursuant to JAMS’ Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”), held in Houston, Texas, and before one neutral arbitrator domiciled in Houston, Texas. The Parties hereby consent to the jurisdiction of Texas and waive any objections or argument regarding the venue of a proceeding including confirmation proceedings, being based in Houston, Texas. The neutral arbitrator shall be selected in accordance with JAMS Rules. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. Notwithstanding the foregoing, the Parties expressly agree that either Party may seek a temporary restraining order or temporary injunction in the state district courts of Harris County, Texas, as allowed under Texas law, but the award, if any, of final injunctive relief shall be made solely by the arbitrator. The arbitrator shall resolve in the award the extent to which the Parties shall bear the arbitration costs and any award of attorneys’ fees for the prevailing Party. The prevailing Party shall constitute the Party who recovered substantially all of the relief requested in the demand for arbitration or answer, as amended. The arbitration, including but not limited to the arbitration award, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be confirmed and entered by any court having competent jurisdiction over the Parties or their assets. The Party seeking confirmation or enforcement of the arbitration award shall be entitled to recover from the court in which such petition is pending all costs, fees, and expenses, including attorneys’ fees, associated with such a petition.

13.4 Submission to Jurisdiction. SUBJECT IN ALL RESPECTS TO THE IMMEDIATELY PRECEDING PARAGRAPH, ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF, INCLUDING A REQUEST FOR A TEMPORARY RESTRAINING ORDER OR TEMPORARY INJUNCTION SHALL BE BROUGHT IN ANY STATE COURT LOCATED WITHIN THE STATE OF TEXAS, COUNTY OF HARRIS, AND EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING AND WAIVES ANY OBJECTION TO VENUE LAID THEREIN.

14. INDEMNIFICATION.

14.1 Scope. During the performance of this Agreement, the indemnity obligations of the Parties shall apply to events at any geographic location where this Agreement is being performed by Seller and/ or Purchaser or, following the delivery date where the Unit is being used by or for the benefit of Purchaser.

14.2 Purchaser’s Indemnification. Subject to the provisions of Section 14.4, Purchaser agrees to and does hereby indemnify and hold harmless Seller, Seller’s subsidiaries, affiliates and predecessors, and the officers, directors, shareholders, representatives, employees, agents, successors and assigns of all such entities (collectively, the “Seller Indemnified Parties”), from and against any and all damages, liabilities, settlements, costs and other expenses payable by Seller Indemnified Parties to third parties by reason of the assertion of any claim or the institution of any litigation against them during the Term of this Agreement or subsequent to its termination, which is directly or indirectly based upon or related to (i) any acts or omissions of Purchaser, its employees or agents in the marketing, sale and/or distribution of the Units (ii) any warranty claims referenced in Section 8.4 or (iii) any modification of the Units other than by Seller or combination of the Units with any material, apparatus or equipment not authorized by Seller.

7

Exhibit 10.4

Fotech / Eco-Stim

April 30, 2014

14.3 Seller’s Indemnification. Subject to the provisions of Section 14.4 below, Seller agrees to and does hereby indemnify and hold harmless Purchaser, Purchaser’s subsidiaries, affiliates and predecessors, and the officers, directors, shareholders, employees, agents, successors and assigns of all such entities (collectively, the “Purchaser Indemnified Parties”), from and against any and all damages, liabilities, settlements, costs and other expenses payable by the Purchaser Indemnified Parties to third parties by reason of the assertion of any claim or the institution of any litigation against them during the term of this Agreement or subsequent to its termination, which is directly or indirectly based upon or related to (i) any acts or omissions of Seller, its employees or agents in the marketing, sale and/or distribution of the Units provided that this shall not apply to defects in material or workmanship or (ii) alleging that a Unit infringes any patent, copyright or other intellectual property right of that third party. As a condition to Seller’s obligation, Purchaser is required to comply with all of its obligations relating to its use of Seller Intellectual Property. Notwithstanding the foregoing, Seller will have no liability in connection with any such claimed infringement unless (a) the Unit was manufactured by Seller in accordance with Seller’s designs and is used by Purchaser in the same form, state, condition, manner and purpose for which it was sold to Purchaser by Seller, and (b) such alleged infringement does not arise in whole or in part from Purchaser’s modification of the Unit or any use of same with other material, apparatus, equipment or software not authorized by Seller or from any other act or omission on Purchaser’s part. As to any such asserted claim, Seller shall have the right, in its sole discretion, to do any of the following with respect to any infringing Unit then in Purchaser’s inventory: (1) replace the infringing Unit with a non-infringing product; (2) modify the infringing Unit so that it no longer is infringing; or (3) require Purchaser to return the infringing Unit and reimburse Purchaser for the price which Purchaser paid therefore together with Purchaser’s costs of transportation.

14.4 Indemnification Procedures. The obligation of indemnification set forth in Sections 14.2 and 14.3 above are subject to this Section 14.4. A Party claiming indemnification (the “‘Indemnified Parties”) shall timely notify the indemnifying Party of any claim or litigation that is subject to indemnification hereunder. If the indemnifying Party is Seller, it shall have the exclusive right to assume the defense, at its expense, of, and shall defend and/ or settle, any such claim or litigation. If the indemnifying Party is Purchaser, it shall have the obligation to defend and/or settle the claim or litigation; provided that Seller reserves the right, without being required to do so, and without waiver of any indemnity hereunder, to defend any claim, action or lawsuit coming within the scope of Section 14.2. If the indemnifying Party fails to notify the Indemnified Parties in writing that it will assume the defense of the subject claim or litigation within ten (30) days following receipt of notice thereof, or thereafter fails to diligently defend or attempt to settle said claim or litigation, the Indemnified Parties shall have the right to assume their own defense, and/ or settle or compromise any such claim or litigation and the indemnifying Party shall be obligated to reimburse the Indemnified Parties for any and all reasonable expenses (including but not limited to attorneys’ fees) incurred in the defense of such claim or litigation, in addition to the indemnifying Party’s other indemnity obligations hereunder set forth in Section 14, including for any settlement affected by the Indemnified Parties.

14.5 Limit of liability. Nothing in this agreement shall limit or exclude the Seller’s liability for any claim, cause of action, damage or loss, for which Seller is not permitted to limit or exclude liability under applicable law. Subject to the foregoing and notwithstanding any other term, provision or condition of this Agreement, Seller’s liability, for any claim, cause of action, damage or loss, whether sounding in contract, tort, express or implied warranty, statute, or otherwise, shall be limited to the total amount paid by Purchaser to Seller hereunder, which sum Purchaser and Seller agree is a reasonable liquidation and limitation of damages in light of anticipated or any actual harm resulting from a breach of this Agreement or from any other claims asserted under any of the foregoing legal theories, the difficulties of proof of loss and the inconvenience or non-feasibility of otherwise obtaining an adequate remedy. In all events, the parties agree that the above sum is not unreasonably large, given the circumstances of the parties’ dealings with each other, and shall not be construed as a penalty.

8

Exhibit 10.4

Fotech / Eco-Stim

April 30, 2014

Purchaser agrees that its liability under this Agreement shall be limited to the total amount paid by Purchaser to Seller hereunder, and agrees to waive, release and discharge Seller from any and all claims sounding in negligence, in excess of said amount. Purchaser acknowledges that it has carefully read this partial waiver of rights and fully understands that it is a release of liability of all legal actions sounding in negligence.

THE FOREGOING PARAGRAPH CONSTITUTES A PARTIAL WAIVER AND RELEASE OF NEGLIGENCE CLAIMS TO WHICH PURCHASER WILL BE BOUND.

Purchaser further waives any rights it has to any claim, cause of action, damage or loss in excess of the amount paid by Purchaser to Seller hereunder, under the Deceptive Trade Practices-Consumer Protection Act, Section 17.41 et seq., Business & Commerce Code, a law that gives consumers special rights and protections. Purchaser hereby acknowledges that Purchaser has consulted with an attorney of Purchaser’s selection, and Purchaser voluntarily consents to this waiver.

15. NOTICES.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be (a) sent by an overnight courier service that provides proof of receipt, (b) mailed by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the addresses specified below:

If to Seller, to:	Fotech Solutions Ltd Unit 1, Blue Prior Business Park, Redfields Lane, Church Crookham, GU52 0RJ United Kingdom Attn: CEO

If to Purchaser, to:	Eco-Stim Energy Solutions, Inc. 2930 W. Sam Houston Pkwy N. Suite 275 Houston Texas USA 77043 Attn: President

IN WITNESS WHEREOF, THIS AGREEMENT IS EXECUTED BY THE PARTIES;

For Seller:		For: Purchaser:

By:	/s/ Chris Shannon	By:	/s/ J. Chris Boswell
Name:	Chris Shannon	Name:	By: J. Chris Boswell
Title:	CEO	Title:	Title: President and CEO
	Fotech Oil & Gas Solutions Limited		Eco-Stim Energy Solutions, Inc.

Date		Date

9

Exhibit 10.4

Fotech / Eco-Stim

April 30, 2014

SCHEDULE 1

LIST OF CURRENT OPERATORS IN TERRITORY

1) Baker Hughes Inc.

2) BP

3) Chevron Corp.

4) FMC Technologies

5) Inversion Technologies Inc.

6) Petrospec Engineering

7) Weatherford (BP only)

S-1 - 1

Exhibit 10.4

Fotech / Eco-Stim

April 30, 2014

SCHEDULE 2

Purchase Order

S-2 - 1

Exhibit 10.4

 Fotech / Eco-Stim

April 30, 2014

SCHEDULE 3

Standard Pricing for 2014

Equipment Purchase Options
Purchase		Overview	Description	USD
Helios HSI unit		HSi (40km max)	> High performance DAS unit.	$250,000
Redundancy Options
Data Storage	3TB External			$435
	High Speed Data Logger	High-speed (real time) logging capability for full fibre length	Purchase	$18,060
Additional Hardware
Apollo DPU	Data processing unit	Computer with custom analysis code used for the processing of logged data.	Purchase	$39,600
Spares	5 year Helios spares module, per unit.	> Optics Chassis spares: rear fans, front fans, keyswitch, PSU, fan controller, micro controller battery, fan filters. > Compute Chassis spares: GPU card, disk drives, front fans, rear fans, Power supply.		$29,205
Rental (HSI)
1 week		Helios HS unit rental only. Price does not include the cost of other equipment. POA for non-Helios items		$8,250
Short-term lease (rate is pcm)				$29,500
Long-term lease (12 months rate is PCM)				$20,625
Installation and Support
Labour	Senior Engineer	In-use		$1,850
		Stand-by		$1,030
	Junior Engineer	In-use		$1,550
		Stand-by		$1,030
	Data Structuring & Report Generation	[Price is a guide only]		$15,675
	Data Analysis	[Price is a guide only]		$12,790
T&S	Cost of travel to client location (e.g initial flights, ferry or train costs)	Estimated cost based on fully flexible return flight from UK		$4,950
	T&S Tier 1 (as defined below)	T&S includes hotel, car, food, for costs incurred whilst on site or travelling to site. Does not include cost of travel to client location (e.g initial flights, ferry or train costs)		$330
	T&S Tier 2 (as defined below)			$455
Field Installation Equipment
Field Kit rental (per day)		Kit includes splicing equipment, OSA, Oscilloscope, Spectrum Analyser, hand tools		$327

Country Ratings:
Tier 1 Countries	UK, Europe, USA & Canada
Tier 2 Countries	Rest of World

S-3 - 1